Exhibit 99.1

Ahren Acquisition Corp. Announces the Appointment of Jonathan Roney to the Board of Directors

New York, April 7, 2022 (GLOBE NEWSWIRE) – Ahren Acquisition Corp. (Nasdaq: AHRN) (the “Company”) announced the appointment of Jonathan Roney, a fund director at Paradigm Governance Partners, a Cayman Islands governance and fiduciary services provider, as an independent member of its Board of Directors serving as a Class I director with a term expiring at the Company’s first annual general meeting of shareholders. Mr. Roney’s term begins on April 8, 2022.

Mr. Roney acts as a professional independent director for hedge funds, private equity funds and investment management companies.  He has acted as a director to Cayman Islands companies for more than 10 years and has more than 20 years of experience in the financial services industry. He has extensive experience and knowledge of fund governance, operations, administration and regulatory risk management.

Mr. Roney is a Professional Director registered pursuant to the Cayman Islands Directors Registration and Licensing Act 2014. He is also a fellow of the Institute of Chartered Accountants in England and Wales, has a bachelor’s degree in Biochemistry from Imperial College, London and is a member of the Cayman Islands Directors Association.

About Ahren Acquisition Corp.

Ahren Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective initial business combination target are initially focused on high growth, domain leading companies fueled by breakthrough deep technology and/or deep science. The Company believes that it is well positioned to pursue initial business combination opportunities within its four domains of interest: Planet & Efficient Energy; Brain & Artificial Intelligence; Genetics & Platform Technologies; and Space, Robotics & Physics.

The Company’s sponsor is AACS LP, which is an affiliate of Ahren LP (“Ahren”). Ahren is an investment fund that seeks to make transformative investments in companies that have the capacity to penetrate large markets within and among the Company’s four domains of interest and on a global stage. Ahren was founded in 2017 by technology and disruptive healthcare investor and Founding & General Partner Alice Newcombe-Ellis, alongside co-founding Science Partners that have founded companies and/or whose inventions and technologies are today valued in excess of $100 billion combined. Alice Newcombe-Ellis acts as the Company’s Chief Executive Officer.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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CONTACT:

Investor Relations, Ahren Acquisition Corp. info@ahrenacq.com